UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): February 24, 2015

NATE’S FOOD CO.
(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

000-52831	46-3403755
(Commission File No.)	(IRS Employer Identification No.)

312 S Beverly Drive #3401 Beverly Hills, California 90212
(Address of principal executive offices) (zip code)

(661) 418-7842
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 7.01 Regulation FD Disclosure

The Company has received questions and the Company felt it was better to answer the questions through an 8-K instead emailing the individuals directly.

Q.1.  How are the meeting with stores progressing?

A.1. The Company has had very successful meetings with retailers and big box stores.  The Company is continuing these discussions and exploring which of these retailers would be the best partner to initially launch the retail product through, as well as support The Company’s long term business goals. The Company’s discussions have included national brands Costco, Target, Kroger and other regional brands.

Q.2.  What is the timetable for the equipment to be installed?

A.2. The Company is expecting the equipment purchased by SouthCorp to be fully installed between April 5th and 22nd (which is 8-10 weeks from February 11 when the equipment was purchased).  The Company’s goal is to begin having parts installed in the coming weeks to begin production; however, the equipment is being manufactured for our needs and as such don’t want to affect the quality of the equipment.

Q.3.  Why did the Company decided to move its production to Fairfield?

A.3. The Company decided to move its manufacturing to Fairfield from its co-packer in Los Angeles based on the discussions with the co-packer and the desire to have more control and flexibility over the actual manufacturing process.  The decision was made that since any purchase order would have an expected lead time of 90 days that this represented the perfect time to make the transition without any impact on the Company’s ability to deliver product.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nate’s Food Co.

Dated: February 24, 2015	By:	/s/ Nate Steck
	Name:	Nate Steck
	Title:	CEO